DELPHAX TECHNOLOGIES ANNUAL MEETING SCHEDULED FOR MARCH 22

Live Webcast Will Be Available Beginning at 3:30 p.m. CDT

MINNEAPOLIS, March 20, 2007-Delphax Technologies Inc. (NASDAQ:DLPX), a global provider of high-speed digital printing systems, will hold its annual meeting of shareholders at 3:30 p.m. Thursday, March 22, at the company's headquarters, 6100 West 110th Street, Bloomington, Minn.

Dieter Schilling, Delphax president and chief executive officer, will discuss financial results and developments for the year ended Sept. 30, 2006, and the first quarter of fiscal 2007. He will also address the company's objectives for the remainder of fiscal 2007.

A live webcast of the annual meeting will be available on the Internet, beginning at 3:30 p.m. CDT. The webcast may be accessed by visiting http://www.videonewswire.com/event.asp?id=38510. A replay will be accessible beginning at 5:30 p.m. CDT by logging on to the web at the same address.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock is publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952) 920-4624
(952) 939-9000
gfurness@delphax.com